Exhibit 10.1

Executive Compensation Plan

Under the terms of the plan, Mr. Sakai, Interim Chief Executive Officer and Chief Financial Officer will earn an additional $10,000 per quarter while he is the acting Interim Chief Executive Officer.  The amounts earned are pro rata during the time period that the interim position is held, payable at the end of each quarter.